Exhibit 99.1

CKE RESTAURANTS, INC. REPORTS FIRST QUARTER RESULTS

•	Net loss of $5.8 million, or a net loss of $0.10 per diluted share, versus net income before the cumulative effect of accounting change for goodwill of $13.2 million, or $0.23 per diluted share, in the prior year quarter

•	Net loss from continuing operations of $3.7 million, or a net loss of $0.06 per diluted share, versus net income from continuing operations before the cumulative effect of accounting change for goodwill of $13.0 million, or $0.23 per diluted share, in the prior year quarter

•	Carl’s Jr. segment operating income of $18.4 million, versus operating income of $18.9 million in the prior year quarter

•	Hardee’s segment operating loss of $10.7 million, versus operating income of $0.8 million in the prior year quarter

•	Approximately 85 percent of the Hardee’s system converted to the new Thickburger™ menu (100 percent of company-operated and approximately 80 percent of franchised restaurants converted)

SANTA BARBARA, CA. — July 1, 2003 — CKE Restaurants, Inc. (NYSE:CKR) announced today First Quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the quarter and 16 week period ended May 19, 2003.

EXECUTIVE COMMENTARY

Commenting on the Company’s performance, Andrew F. Puzder, President and Chief Executive Officer said, “At Carl’s Jr., same-store sales declined 0.4 percent in the first quarter following a prior-year increase of 4.2 percent. We believe that competitive industry discounting has minimally impacted Carl’s Jr. and that same-store sales were influenced this quarter by difficult prior-year comparisons and the timing of new products and media campaigns.”

“Operating income at Carl’s Jr. of $18.4 million for the quarter was essentially flat over the prior year quarter when we reported operating income of $18.9 million. The slight decline in sales at Carl’s Jr., combined with increased utility and insurance costs this quarter, led to lower restaurant-level margins of 21.0 percent, down from 22.7 percent in the prior year quarter. We took a modest price increase late in the quarter to help offset increased costs.”

“At Hardee’s, same-store sales declined 3.8 percent in the first quarter, following a prior-year increase of 0.3 percent. Extreme winter weather conditions in the Midwest and Southeast, where the brand is primarily located, negatively impacted sales early in the quarter. In addition, menu deletions associated with the rollout of the Thickburger™ menu and the disparity in timing between the introduction of Thickburgers™ and commencement of media support for these products also contributed to the sales decline. During the quarter, 100 percent of company-operated restaurants were converted to the new menu.”

“Lower sales at company-operated restaurants along with higher training costs and increased introductory discounting associated with the Thickburger™ menu roll-out, primarily led to the decline in restaurant-level margins year-over-year. Restaurant-level margins were 7.7 percent in the first quarter, down from 12.3 percent in the prior year quarter. These factors along with lower net franchise income than in the prior year resulted in an operating loss of $10.7 million for the quarter at the brand.”

“During period four — the last accounting period of the quarter — crew training was substantially complete and introductory price discounting curtailed and Hardee’s margins were normalizing close to prior year levels, notwithstanding the same-store sales decline of 4.0 percent during period four. With 100 percent of company-operated Hardee’s restaurants now converted to the new menu for at least three months, we are beginning to see sales improve, as reflected by the brand’s 0.4 percent same-store sales increase in period five.”

“Because our strategy at Hardee’s is intended to fundamentally change — and positively influence — the way consumers perceive the brand, results may vary in the near-term. We remain committed to the potential of our strategy over the long-term.”

CKE Restaurants, Inc., through its subsidiaries, franchisees and licensees, operates over 3,200 restaurants, including 1,000 Carl’s Jr. restaurants, 2,181 Hardee’s restaurants, and 97 La Salsa Fresh Mexican Grills in 44 states and in 14 countries.

SEC FILINGS

The Company’s filings with the SEC are available to investors at www.shareholder.com/cke/investors.cfm.

CONFERENCE CALL

The Company will host a conference call and webcast to discuss its first quarter results on July 2, 2003 at 11:30 a.m. (EST) / 8:30 a.m. (PST). The Company invites investors to listen to the live audio cast of the conference call at http://www.shareholder.com/cke/medialist.cfm.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals, and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, anticipated and unanticipated restaurant closures for the Company and its franchisees, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

Consolidated Statements of Operations

	Sixteen Weeks Ended
	May 19, 2003	May 20, 2002
Revenue:
Company-operated restaurants	$339,042	$343,849
Franchised and licensed restaurants and other	80,516	80,548

Total revenue	419,558	424,397

Operating costs and expenses:
Restaurant operations:
Food and packaging	100,097	99,802
Payroll and other employee benefit expenses	112,635	110,564
Occupancy and other operating expenses	79,021	74,506

	291,753	284,872
Franchised and licensed restaurants and other	66,329	61,653
Advertising expenses	21,013	21,974
General and administrative expenses	31,358	33,776
Facility action charges, net	1,062	3,011

Total operating costs and expenses	411,515	405,286

Operating income	8,043	19,111
Interest expense	(12,176)	(13,049)
Other income, net	784	4,209

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change for goodwill	(3,349)	10,271
Income tax expense (benefit)	353	(2,700)

Income (loss) from continuing operations	(3,702)	12,971
Income (loss) from operations of discontinued segment (net of income tax expense (benefit) of $(1) and $15 for the sixteen weeks ended May 19, 2003 and May 20, 2002, respectively)	(2,114)	202

Income (loss) before cumulative effect of accounting change for goodwill	(5,816)	13,173
Cumulative effect of accounting change for goodwill	—	(175,780)

Net loss	$(5,816)	$(162,607)

Basic income (loss) per common share:
Continuing operations	$(0.06)	$0.23
Discontinued operations (including loss on discontinuance of segment)	(0.04)	—

Income (loss) before cumulative effect of accounting change	(0.10)	0.23
Cumulative effect of accounting change for goodwill	—	(3.18)

Net loss	$(0.10)	$(2.95)

Diluted income (loss) per common share:
Continuing operations	$(0.06)	$0.23
Discontinued operations (including loss on discontinuance of segment)	(0.04)	—

Income (loss) before cumulative effect of accounting change	(0.10)	0.23
Cumulative effect of accounting change for goodwill	—	(3.06)

Net loss	$(0.10)	$(2.83)

Weighted-average common shares outstanding:
Basic	58,980	55,310
Dilutive effect of stock options	—	2,048

Diluted	58,980	57,358

These statements should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended May 19, 2003